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                                                                    EXHIBIT 23.2

                                             [ARTHUR ANDERSEN LOGO APPEARS HERE]

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



      As independent public accountants, we hereby consent to the use of our report on the 1998 and 1997 consolidated financial statements of Physician Reliance Network, Inc. dated February 19, 1999, included in this Form 10-K and to its incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-778, 333-782, 333-784, 333-786, 333-30057, 333-80977, 333-81069,
333-85859, 333-85853 and 333-85855) of US Oncology, Inc. It should be noted that we have not audited any financial statements of Physician Reliance Network, Inc. subsequent to December 31, 1998, or performed any audit procedures subsequent to the date of our report.




                                        ARTHUR ANDERSEN LLP


Dallas, Texas
  March 24, 2000